January 7, 2000



Mr. William Kraemer
MCNIC Pipeline & Processing Company
170 West Jefferson, Suite 1900

Detroit, MI 48226

         RE: Election to Proceed with Additional Pilot Plant

Dear Bill:

Pursuant to our recent discussions, both MCNIC Pipeline & Processing Company ("MCNIC") and Crown Asphalt Corporation ("Crown"), as all of the members of Crown Asphalt Ridge L.L.C. ("CAR"), have agreed that CAR should proceed with the construction and operation of the pilot plant for the purposes of assessing the process modifications made to CAR's tar sands facility in Vernal, Utah. The purpose of this letter is to set forth the agreement of the parties with regard to the present funding of the pilot plant without otherwise affecting the parties' respective rights under the LLC Agreement, as defined below, other than as expressly set forth herein. The estimated cost of such pilot plant is as set forth in the Authorization for Expenditure attached hereto as Exhibit A (the "Pilot Plant AFE"). Both MCNIC and Crown have agreed to and, simultaneously with the execution of this Letter Agreement will, execute the Pilot Plant AFE. The Pilot Plant AFE authorizes CAR, or either member on behalf of CAR, to expend the sums set forth on the Pilot Plant AFE for the benefit of CAR.

While Crown has authorized CAR, or MCNIC on behalf of CAR, to make the expenditures set forth on the Pilot Plant AFE, Crown, in its capacity as a member of CAR, has stated that it is not able at this time to make its proportionate share of the Additional Capital Contributions required in order to satisfy the payment of any such expenditures in accordance with the Pilot Plant AFE. Therefore, MCNIC and Crown agree that Crown will be considered a Delinquent Member solely with regard to its proportionate amount of the Additional Capital Contributions actually made by MCNIC and expended by CAR for payment of the amounts under the Pilot Plant AFE. As provided in Section 3.6(a)(ii) of the Crown Asphalt Ridge L.L.C. Operating Agreement, dated as of August 1, 1997 (the "LLC Agreement"), MCNIC, as the Non-Defaulting Member, will advance Crown's proportionate share of the Additional Capital Contributions from time to time required for the payment of the expenditures set forth on the Pilot Plant AFE, but shall be deemed not to be in breach of the LLC Agreement as a result of such status. Such Additional Capital Contributions advanced by MCNIC will be

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Mr. William Kraemer
January 7, 2000
Page 2

designated as a Capital Contribution by MCNIC and will be subject to the terms and conditions of Section 3.6(a)(ii)(B) of the LLC Agreement. As a result, as provided in Section 3.6(a)(ii)(B), Crown, as the Delinquent Member will have its Sharing Ratio reduced and MCNIC, as the Non-Defaulting Member will have its Sharing Ratio increased to reflect the fact that MCNIC has made an Additional Capital Contribution as agreed by the parties on the Pilot Plant AFE. MCNIC will provide documentation to Crown evidencing the payment of such Additional Capital Contribution.

For purposes of this Letter Agreement, terms used but not defined, shall have the meaning assigned to them in the LLC Agreement. Except as specifically provided in this Letter Agreement, the LLC Agreement will remain in full force and effect with no changes, amendments or revisions. If the foregoing accurately reflects our understanding, please execute both originals in the space provided below. Please return one original to me and retain the other for your files.

Sincerely,

Crown Asphalt Corporation

/s/ Jay Mealey
---------------------------------
Jay Mealey
President

Accepted and agreed to This ___ day of January, 2000.


MCNIC Pipeline & Processing Company


/s/ William Kraemer
---------------------------------
William Kraemer
Vice President

cc:      Lorin Patterson